EXHIBIT 99.2

Inuvo Announces a New $8.475 Million Credit Facility

CLEARWATER, Fla.--(BUSINESS WIRE)—February 22, 2011 Inuvo®, Inc. (NYSE Amex: INUV) announced today that it has secured an $8.475 million credit facility with Bridge Bank, N.A. a subsidiary of Bridge Capital Holdings (NASDAQ:BBNK).  The two-year line of credit consists of an $8 million revolving credit and a $475 thousand term credit. It replaces the company's $5 million revolving credit facility with Wachovia Bank, N.A. that was due to expire on March 31, 2011.

The new facility will be used primarily to satisfy working capital needs and is expected to reduce the company's effective cost of capital by approximately 200 basis points annually, as compared to the prior facility. As part of the new credit agreement, the company will use Bridge Bank's cash management services for its operating needs. As of December 31, 2010 Inuvo's total debt outstanding with Wachovia was $1.85 million dollars.

"This new facility increases the capacity from our former banking facility," said Wally Ruiz, Inuvo's Chief Financial Officer. "It provides greater flexibility and reduces our cost of capital. Bridge Bank has a strong understanding of our business and suggested creative ways to increase availability and effective use of working capital."

Paul Gibson, Senior Vice President and Market Manager of Bridge Bank’s East Coast Region, also commented on the new credit facility, “Bridge Bank is excited for the opportunity to provide a customized financing solution to meet Inuvo’s working capital needs.”
About Inuvo, Inc.

Inuvo®, Inc. (NYSE Amex: INUV), is an online marketing services company specialized in driving clicks, leads and sales through targeting that utilizes unique data and sophisticated analytics.  To find out more about how you can work with Inuvo, please visit http://www.inuvo.com.

Comparable companies include: ValueClick, Inc. (VCLK), Marchex, Inc. (MCHX), InterCLICK, Inc. (ICLK), LookSmart, Ltd. (LOOK), and Local.com Corp. (LOCM).

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley's full-service professional business bank.  The Bank is dedicated to meeting the financial needs of small, middle-market, and emerging technology businesses.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers.  Bridge Bank is a subsidiary of Bridge Capital Holdings, which holds a Global Select listing on The NASDAQ Stock Market under the trading symbol “BBNK”.  For more information, visit www.bridgebank.com.

Contact

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
727-324-0176
wallace.ruiz@inuvo.com

Investor Relations
Genesis Select Corporation
Budd Zuckerman, President
303-415-0200 ext 106
bzuckerman@genesisselect.com